EXHIBIT 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Vector Group Ltd. of our report dated March 3, 2014 relating to the financial statements and related financial statement schedule of Douglas Elliman Realty LLC, for the period ending December 13, 2013, which are incorporated by reference in Vector Group Ltd.’s Annual Report on Form 10-K for the year ended December 31, 2015. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Melville, New York
June 1, 2016